Exhibit 99.1

Merge Healthcare Incorporated
Third Quarter 2010 Earnings Call
Moderator: Paul Merrild
November 9, 2010
7:30 a.m. CT

Operator:
Good morning.  My name is (Bettina) and I will be your conference operator today.  At this time, I would like to welcome everyone to the Merge Healthcare Quarter Three 2010 Earnings Announcement.  All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question and answer session.  If you would like to ask a question during this time simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you, I will now turn the call over to Paul Merrild, senior vice president of marketing.  Sir, please go ahead.

Paul Merrild:
Good morning and welcome to Merge Healthcare's third quarter 2010 earnings call.  I'm Paul Merrild, Merge Healthcare's senior vice president of marketing.  Joining me on the phone today are Michael Ferro, our chairman; Jeff Surges, our newly appointed CEO; Justin Dearborn, our president; and Steve Oreskovich, our chief financial officer.

Before we get started, please consider that our comments today may contain forward-looking statements under the Private Securities Litigation and Reform Act of 1995 and not historical facts.  Our actual results may differ.  Various critical factors that could affect our future results are set forth in our recent SEC filings and press releases.

The company undertakes no obligation to update or revise any forward-looking statements.  In addition, we may refer today to non-GAAP financial measures.  These measures are supplemental to our GAAP financial measures and should not be viewed as an alternative to them.

For greater information regarding these metrics, please see the related discussion in our earnings release.  With that, I will turn the call over to Michael Ferro for opening comments.

Michael Ferro:
Thank you, Paul.  Good morning everyone.  We have great news today on a number of fronts.  I'd like to begin by introducing Jeff Surges as the new CEO of Merge Healthcare.  Many of you may know Jeff from his most recent role as president of sales at Allscripts Healthcare Solutions.

Jeff brings 20 years of experience managing high-growth technology companies in the healthcare and information services industries and in-depth knowledge of the key trends in healthcare IT.  Before we dive into the details of why Jeff is joining Merge Healthcare, I think it is important to remind everyone of what Merge Healthcare has become over the last few years.

Merge Healthcare is a company that has mapped nearly 70 patents in healthcare IT.  Critical products such as Vendor's Neutral Archiving and a customer base of over 2,200 imaging centers, 1,500 hospitals, 800 orthopedic clinics, 1,200 labs and 250 OEM partners.  These assets uniquely position Merge Healthcare to transform the challenges facing today's healthcare providers to improve quality and reduce costs.

Providers, physicians, payers and patients all need access to healthcare information and the ability to share clinical data for our healthcare system to improve quality and reduce costs.  At Merge, we have created an inner-operability and connectivity platform designed to make that vision a reality.

Our new I-Connect platform offers IDMs, hospitals, imaging centers and health information exchanges the ability to create information exchanges with their environment and with other entities.

Having an electronic health record industry veteran such as Jeff join us is a testament to both the work we've done at date, as well as, the opportunity that lies in front of us.  As electronic health record adoption is well under way, we believe the market for inner-operability and connectivity is the next wave of growth in healthcare IT.

Concurrent with Jeff Surges' new role as CEO Justin Dearborn has accepted the position of president of Merge Healthcare.  Justin's leadership has been instrumental as we have grown from a $60 million annual revenue company to a $200 million annual revenue run rate company.  Justin will continue to be a critical part of our strategy in operations as we scale our international business.

I believe we have the team to take Merge Healthcare to the next level.  Please join me in welcoming Jeff to the Merge Healthcare team.

Jeff Surges:
Thank you, Michael.  I'm honored to join Merge Healthcare.  I left a growth company to join Merge Healthcare and the team because I believe the next phase of growth in healthcare IT lies in connectivity and inner-operability.

As providers adopt electronic health records the need for solutions that connect (the spare) providers with other constituents in healthcare will become a multi-billion dollar opportunity.  I joined Merge Healthcare because I believe we are well positioned to become a billion dollar company addressing this unique market opportunity.

As a director of the Merge Healthcare board since June of 2010, I've been fortunate to see the foundation Merge Healthcare has put in place to capitalize on the trends in healthcare IT.  With a very strong customer base, an excellent portfolio, a world class team we are positioned to capitalize on the next phase of growth in healthcare IT.

This is all coming together at a time when investments in healthcare IT solutions are accelerating thanks to the American Reinvestment and Recovery Act.  With the strength of the Merge assets in place and the availability of the federal stimulus funding we will be investing in sales and marketing to transform Merge Healthcare into a growth company that can dominate our space over the next 36 months.

The upcoming RSNA trade show in Chicago presents a unique opportunity for us to get in front of our clients, our customers, the market and our investors to share additional details about our business and our strategy.  We will be hosting an investor session at RSNA and we would welcome the opportunity to meet with all of you.  Please e-mail us at ir@merge.com or check on our Web site for logistical details early next week.

Personally, I am very excited to be part of Merge Healthcare's team.  I believe that the market is right, the timing is right for us to build a billion dollar company.  With that, I'll turn it over to Justin Dearborn to review the highlights from Q3.

Justin Dearborn:
Thank you Jeff and Michael.  As you may recall from our last call we spent the second quarter focuses on a single, overarching mission to take the steps required to create the leading independent provider of healthcare IT and imaging solutions.

We had (two) clear as the focus in the second quarter, to capture the synergies from the transaction and to solidify our go-forward strategy to create the foundation for the future of our business.  Our results for the third quarter, in particular in top line growth, EBITDA and our non-recurring backlog balance demonstrate that we established an operational baseline in Q2 to deliver solid results in Q3.

When I look at our revenue growth in Q3, it is interesting to examine the source of the growth.  Broadly speaking we saw strength in our cross-selling efforts, our solutions focused on growth segments of the market and broad healthcare IT industry strength.

We are starting to see some encouraging market trends.  Clearly, the largest trend is the increasing focus on IT adoption in healthcare.  As intended, the American Recovery and Reinvestment Act and the accompanying High-Tech Act have sparked a tremendous amount of interest in health IT.

Whereas the legislation initially caused a market freeze, the increased clarity around how providers qualify for the high-tech funds is now leading to actual purchase activity.  As you know the general purpose of the High-Tech Act is to reward providers who use certified electronic health records in a meaningful way.

It was difficult for providers to assess this potential reimbursement into both solution certification and meaningful use were better to find.  Both of these elements are not clear with the final meaningful use guidelines for phase one published in July.

The largest and most complicated element of the legislation is meaningful use so I want to take some time to explain our products help a provider meet these guidelines.  As Michael Ferro discussed on last quarter's call imaging represents over 90 percent of the date generated by healthcare providers today.

We, along with other vendors, doctors and academic thought leaders in the space do not believe an electronic medical record can be considered meaningful if 90 percent of your healthcare data is missing.  Merge Healthcare Solutions manages images and the diagnostic results, and also distributes this information to care decision makers.

All this information is stored in a format that allows for a diagnostic comparison with future exams, which ensures that the electronic record can be used for better patient care decisions while minimizing duplicative testing.  Reducing cost while improving quality are the essence of meaningful use.

Merge Healthcare spent a lot of effort in the third quarter investigating how radiology and orthopedic practices would fair under the financial definition of meaningful use.  We worked with our customers and some outside experts to understand how this market segment and many of our customers might be able to qualify for stimulus funding.

We are pleased to find that our radiology EMR and our orthopedic EMR can help these practices qualify with some minor enhancements to our products.  We view this as extremely positive development for Merge Healthcare.  Last quarter we discussed a few products that we have developed to address the inner-operability and connectivity challenges providers face.

Specifically the new Merge Healthcare I-Connect inner-operability suite offers hospitals, imaging centers and health information exchanges the ability to create healthcare exchanges within their environment and with other entities.

This platform provides access to imaging and diagnostic data across (inaudible) systems, geographies, specialties and providers.  This solution enables providers to expedite care, reduce duplicate exams, consolidate infrastructure and limit the expenses associated with moving, managing and the storage of diagnostic content and results.

The Merge Healthcare I-Connect inner-operability suite went through some extensive testing this past quarter as we held both virtual and in-person focus groups with hospital CIOs to refine the capabilities of this solution.

I-Connect will be available in a variety of packages ranging from I-Connect Share for the sharing of images to eliminate CDs to I-Connect kiosks for our front office automation solution to I-Connect Exchange for our full inner-operability solution.  We feel very confident that this solution suite is going to meet the market interoperability and connectivity needs and it will be a significant area focus for us in 2011.  In Summary, we believe that our Q3 performance in terms of top line growth, EBITDA, and nonrecurring backlog balance all demonstrates that the operational baseline we established in Q2 helped us deliver solid results in Q3.

Merge Healthcare is bringing innovative new solutions to market.  Our customers have reacted favorably to our progress in the last two quarters and macro level factors in healthcare IT remain very positive for Merge Healthcare.  With that, I'll turn it over to Steve to review our financials.

Steve Oreskovich:
Thank you Justin.  I will review our results for the third quarter of 2010 and compare these to the third quarter of 2009.  Similar to last quarter I will focus my comments primarily on the financial results of the third quarter of 2010.  I will also provide additional information related to the third quarter of 2010 some of which is non GAAP, which we use internally to manage our business.

A detailed reconciliation of GAAP net income available to common shareholders to adjusted EBITDA is located in the tables at the back of our earnings release.  In addition, I will also provide certain pro forma data for the third quarter of 2010 compared to the second quarter.  And, finally, I will provide some additional data regarding 2011 guidance.  Merge Healthcare's GAAP net sales for the third quarter of 2010 totaled 45.2 million compared to 16.9 million in the third quarter of 2009.

On a pro forma basis, net sales for the third quarter of 2010 were 48 and a half million compared to 41 and a half million for the second quarter.  The primary reason for the seven million pro forma increase was attributed to revenue recognized from nonrecurring sources with software and other accounting for the majority of that amount.  That said, over 65 percent of net sales both GAAP and pro forma in the third quarter were from recurring revenue sources.  In addition nonrecurring backlog increased in the third quarter by approximately two and a half million to 48.6 million as of September 30th.

As it relates to the purchase accounting adjustment to sales which is not in our GAAP results but is reflected in pro forma sales, we have a remaining balance of 16.3 million as of September 30th that will continue to require a reconciliation between our GAAP net sales and pro forma sales over the next several quarters about half of which will occur between now and the end of 2011.

As mentioned on prior calls, the mix of software and other sales as a percentage of overall sales impacts our GAAP gross margin on a quarterly basis.  Gross margin for the third quarter of 2010 was approximately 54 percent compared to 76 percent in the third quarter of 2009.  The difference is primarily related to greater hardware and third party software and maintenance cost included in products and the related maintenance from acquired businesses.  On a pro forma basis and excluding non cash depreciation, amortization, and impairment costs gross margin for the third quarter of 2010 stayed constant with the second quarter at approximately 62 percent.

Merge Healthcare had GAAP operating income of 3.1 million in the third quarter of 2010 compared to a loss of 200,000 in the third quarter of 2009.  Included in these results our total acquisition related and restructuring costs of 2.1 million and 2.6 million in their respective periods.  Merge Healthcare has completed the restructuring activities as planned and expects minimal impact to operations going forward.

We also encourage six and a half million of interest expense including the amortization of debt issuance and debt discount costs in the third quarter of 2010 which was the primary factor leading to the GAAP net loss of 3.4 million.  This compares to a net loss of 900,000 for the third quarter of 2009.  Net income available to common shareholders, which considers the non cash preferred stock dividend, was a loss of six cents per share in the third quarter of 2010 compared to a loss of two cents per share in the third quarter of 2009.

Merge Healthcare had an adjusted EBITDA of 13 million or 15 cents per share in the third quarter of 2010, which was up significantly from 7.8 million, or nine cents per share in the second quarter.  We also had adjusted net income of 3.2 million or four cents per share in the third quarter of 2010.  As it relates to 2011, we anticipate pro forma sales of between 235 and 240 million and an adjusted EBITDA of approximately 23 percent.

We plan to increase investments in sales and marketing to allow us to capture the increasing market demand for our solutions and position us for continued growth for years to come.  Further as it relates to 2011 we expect the following, amortization and depreciation and cost of goods sold of approximately 10 and a half million of which seven and a half million relates to the amortization of intangible from significant acquisitions.

Approximately eight million of depreciation and amortization within operating expenses, of which five million relates to the amortization of intangibles from significant acquisitions.  Approximately 26 million of interest expense including the amortization of debt issuance and debt discount, pardon me costs, approximately two and a half million of non cash stock base compensation expense, a non cash preferred stock dividend of approximately seven million and minimal impact to expense for income taxes as we continue to utilize substantial NOLs.

Although we view guidance on an annual basis for 2011, I recognize that there are those that may desire to model a quarterly outlook.  For those persons the expectations should be greater sequential quarterly sales growth in the latter half of 2011 as the investments referred to previously take effect.  Regarding the balance sheet, Merge Healthcare ended the quarter with a cash balance of 40 million, an increase of 2.1 million compared to the balances of June 30.

There is a table and liquidity section of MDNA included in our form 10Q that sets forth the sources and uses of cash in the third quarter and year-to-date in 2010 in a manner that differentiates cash flows from business operations, which was an increase of eight million in the quarter from other activities.  With respect to a couple of other key balance sheet items, net accounts receivable was 47.7 million as of September 30, an increase of 7.9 million from June 30 and DSO for the quarter was 97 days.

Now that we have completed our integration efforts and have a single process regarding collection efforts, we expect improvement in this metric going forward.

Finally deferred revenue as of September 30 was 44 million an increase of 6.6 million compared to June 30.  With that, I would like to open up the call for questions.

Operator:
And at this time if you would like to ask a question please press star then the number one on your telephone keypad.  We'll pause for just a moment to compile the Q&A roster.  Your first question comes from the line of Eric Martinuzzi with Craig-Hallum.

Eric Martinuzzi:
Thank you.  Congratulations to you Jeff on your new position.  That's quite a move coming over and you obviously see some good things going on at Merge.  I'd like to speak specifically to your guidance for 2011 that you know we're talking about a pretty big step up here given the 200 million annualized revenue color for Q4 2010.

How do we – I mean on average you're going to need to be putting up close to 60 million a quarter in 2011.  I know that's sequentially ramped throughout the year but on average that's a 20 percent step up.  Where do you see that growth coming from and I'd like to hear some specifics on the sales and marketing investment?

Steve Oreskovich:
Sure, Eric, this is Steve.  I think to answer your first question as I just previously indicated we're looking for greater sequential growth in the back half of 2011.  That said as we had indicated the efforts that we're partaking on right now as far as from a product innovation standpoint such as the products Justin discussed, as well as, ramping up in sales and marketing we believe will allow us to meet those goals.

Michael Ferro:	This is Michael speaking. Hi, Eric, how are you?

Eric Martinuzzi:	Doing all right.

Michael Ferro:
So we started the sales and marketing ramp with our hire yesterday.  With Jeff Surges coming in as CEO so what Jeff brings with him is at Allscripts Jeff had about – how large was your organization Jeff?

Jeff Surges:	Six hundred plus.

Michael Ferro:
And that's in sales so Jeff at Allscripts ran all of sales and what we want to do is have Jeff go and basically build an organization over the next few years that mimics what he was doing at his last company.

And so our goal is to bring enterprise sales people in, have generalists covering the country to start covering these hospitals who have been asking us for our front office automation solutions and ways for them to do inner-operability and vendor neutral archive solutions.  Well right now we don’t even have the bandwidth.

We're building out more boardrooms and conference rooms at our Chicago corporate office to handle visits and right now we're dealing with how do we recruit and train and build an army of sales people over the next couple of years to accomplish this.

Eric Martinuzzi:
OK just – your background Jeff, I'd like you know to really ring the register you guys have to be all over large hospitals and integrated delivery networks can you talk a little bit about your experience, your exposure there?

Jeff Surges:
Yes, for the better part of 15 years have basically led organizations in the integrated delivery network, top academic medical centers, community based for-profit, non-profit hospitals.  The assets of Merge Healthcare the innovation of Merge Healthcare and in my time on the board seeing month-over-month all of our metrics increasing in terms of demos, in terms of awareness, in terms of hits on the Web site told me that this no longer needs to be the best kept secret and we need to take the message out.

The advent of inner-operability and connected communities, as well as, electronic health records will change the landscape.  Accountable care organizations will also change the landscape the desire for what Michael talked about as the need to get images and scans and data is the most meaningful piece of the electronic health record once the industry is automated.

And we'll continue to see that and the desire to participate in the connected community.  So my experience there (great) to my confidence that Merge Healthcare is uniquely positioned to capitalize on their footprint, on the product innovation and getting the message out.  And RSNA in Chicago in a few weeks will be the best example to show the footprint of Merge Healthcare and truly what the company is capable of in the years to come.

Eric Martinuzzi:
OK, stepping back into the 2011 you know that outlook for 23 percent EBITDA margins for a company that just reported 27 percent EBITDA margins you know you guys obviously are investing a significant amount.  Is there anything else besides the sales and marketing investment?  Anything on you know development, facilities, any other areas of investment?

Steve Oreskovich:	Yes, Eric, this is Steve again. It's sales and marketing, sales and marketing and sales and marketing first and foremost.

Eric Martinuzzi:	OK, that keeps it simple. And then just what is the interest – the actual cost interest that you'll be expected to pay in 2011?

Steve Oreskovich:	About 23 and a half million.

Eric Martinuzzi:	Thank you.

Steve Oreskovich:	You're welcome.

Operator:	Your next question comes from the line of Corey Tobin with William Blair.

Corey Tobin:
Hi, good morning and congrats on the quarter.  A couple of quick questions if I could, one just following up on the sales force ramp.  Can you just give us a metrics as to where the sales force stands today and what we could expect to see in terms of what your target is where it should be about a year from now?  I guess at the end of 2011?

Justin Dearborn:
Hey, Corey, this is Justin.  So right now we have about 40 people in the direct quota carrying you know external enterprise reps.  And around 20 we've brought in and sort of ramping up in inside sales and lead gen.  So that number will easily double next year.

Jeff now obviously is responsible for ramping that up.

Corey Tobin:	Sorry, to be clear you have 40 direct and you had 20 internal.

Justin Dearborn:	Inside.

Corey Tobin:	OK so the 60 should go to 120 by next year.

Justin Dearborn:	Yes, correct.

Jeff Surges:
Corey, this is Jeff I would just add that there is a great opportunity in multiple fronts on the sales area both through our inside sales, tele-sales, account executive, regional managers, national accounts as we enter this new opportunity and landscape and really take this portfolio out to the market place we'll see different layers and skill sets across to address all the different opportunities within the settings I talked about earlier.

Corey Tobin:	Thanks, Jeff, that's helpful and do you plan on building some sort of channel strategy? Maybe a reseller type strategy as well?

Jeff Surges:
We continue to evaluate the opportunity for a reseller network in many of the standalone centers and many of the areas where it makes economical sense to take advantage of our portfolio in a cost effective way.  I do see and we continue to see as a management team that opportunity making itself more and more available so we'll certainly be exploring it.

Corey Tobin:
OK, great last question if I could.  Let's talk about I-Connect for a second, obviously an exciting new product launch.  Can you just give us a feeling for the pricing model?  I mean I think during the prepared remarks Michael you mentioned sort of three different parts to the product.  Can you give us a sense to how you're going to price each of those three different parts to the product.  Can you give us a sense on how you're going to price each of those three different parts?

Paul Merrild:
Hey Corey it's Paul Merrild.  You know I-Connect is an overall interoperability solutions suite and we've got packages that range all the way from $499 a month up to multi seven figure deals that are going to be available depending on the needs of the customer and the segment of the market that we're going after.  So it's really a suite designed to hit a bunch of different pain points and needs in the market place that's going to scale from you know relatively small to very, very large.

Corey Tobin:	OK great and thanks and congratulations again on the quarter.

Male:	Thank you.

Operator:	Your next question comes from the line of Chad Bennett with Northland Capital.

Chad Bennett:
Hey guys.  Again, congrats Jeff.  You know fortunate to have someone of your caliber at Merge.  Just a question I guess, I think Justin was hinting a little bit that related to the meaningful use and what you're seeing early on in terms of EMR electronic health record adoption with funds starting to flow.  I know imaging and kind of you know risk packs and whatnot was really not the focus of the first phase of meaningful use and it was kind of geared towards I think the second potentially.

Are you implying you guys are kind of getting pulled in and people are saying hey we know we've got to kind of deal with this at some point so let's just do it on the front end instead of kind of waiting a year.  Is that what you're trying to convey?

Jeff Surges:
Yes, this is Jeff.  Thanks for the question and what I would tell you is in my most recent view of the electronic health record space, as you know the adoption from all aspects of the healthcare equation is happening whether it's in standalone practices, mid size large ambulatory integrated delivery networks and the like.  And that is happening at record paces and we all see those statistics.  What will be most meaningful to the electronic health record will be the quality of the data and the significance of the data that moves along.

So we believe not only will you see more and more standalone opportunities to participate whether it's late Phase I or Phase II of stimulus but the need to get that information real time to avoid duplication, to avoid what I believe the accountable care organization will address which is not allowing or funding a second scan or a second picture because of a convenience issue.  Connectivity needs to take care of that and help us all reduce the costs.  So that's really the opportunity that I started to see most recently.

And once I put on the Merge Healthcare view it happens every day now and it's a requirement.

Chad Bennett:
Got it.  So OK, that makes sense.  And you know Jeff or Michael for that matter obviously Merge had a, or has a partnership with Allscripts for the EMR.  I guess considering you were a pretty prominent major player at Allscripts, assuming there's you know no friction there that now you're over at Merge and that relationship is still good?

Jeff Surges:
Yes positive career growth has been promoted by all parties and it's a great honor to participate and to be part of a high growth company most recently as well as the opportunity to lead another high growth company.  And so the partnership remains strong, great communication and relationships and I look forward to further expanding all of our partnerships as we connect and move data across all continuum of care.

Chad Bennett:
Got it, and then one last question from me, for either one of you.  So in terms of when hospitals and clinics purchase I-Connect, what will – will that qualify or will they be able to use money from the high tech act to purchase that or would it be incremental to kind of their funding through that?

Paul Merrild:
Hey Chad, it's Paul Merrild.  We do believe that you know the providers will absolutely be able to use the I-Connect portfolio to help them qualify for meaningful use.  And the meaningful use takes a bunch of different forms as you know.  We absolutely believe that whether it's through accountable here organizations, reducing duplicate exams, or even more specifically you know individual components you know for radiology practice that will clearly qualify, they'll absolutely be able to use the products we have to qualify for stimulus funding.

Chad Bennett:	Got it. OK, thanks guys. Nice job on the quarter.

Male:	Thank you.

Operator:	Your next question comes from the line of Doug Dieter with Imperial Capital.

Doug Dieter:
Good morning.  My first question is for Steve.  I wanted to talk a little bit about the EBITDA margin that you've guided for next year.  What I'm trying to understand is I understand it's all about sales, sales, sales.  But I know there's also quite a bit of synergies that are going to be made over the next several quarters.  I wanted to know where we stand in terms of realization in the synergies, how much more we have to go?

And if that is baked into your number for next year because that would imply that you're doubling almost tripling the sales costs over a four quarter period?

Steve Oreskovich:
Sure Doug.  I think Justin and I indicated last quarter, last quarter's call, pardon me, that we were ahead of where we planned to be with respect to the synergies.  As I indicated early in this quarter's call, all of our efforts are complete and behind us so I think what you see in this quarter's numbers is the positive impact of a lot of those synergies savings.

Doug Dieter:
OK, in terms of your guidance of 235 to 240 of sales, that's a pretty tight guidance range.  I'm just trying to get a sense for how you – why that is so tight?  Why it isn't a wider range since you're expecting numbers to be greater the second half of next year?

Steve Oreskovich:
That is the numbers that I'm going through the analysis that we performed that we were comfortable with providing.  So, other than that I'm not sure.  We could have provided a larger number but we have confidence in – or a larger range pardon me.  But we have confidence in the range that we have selected.

Doug Dieter:	OK, in terms of your day sales outstanding, obviously they've been ticked up with what's going on. Where do you see that – how do you see that trending over the next few quarters?

Steve Oreskovich:
I would fully expect that to start trending downward.  One of the items that we had that was later lagged in our integration efforts was the shift from some of the accounting personnel that we had in Boston to a full accounting team in Harman Wisconsin.  That was to ensure that we could report to you in a timely manner.  So now that those items are complete and we have a single process regarding our collection efforts I would definitely expect that to start trending downward and quickly.

Doug Dieter:
Last quarter I asked the question about your international focus and the comment was that you were very focused on performing this quarter and the next quarter and seeing the synergies which you've begun to do.  Now with Justin's new role in the international, leading international efforts, I was hoping you could kind of talk about where you stand today from an international perspective and where you hope to go?

Justin Dearborn:
Sure.   This is Justin.  And we actually put out a press release a few days ago talking about a nice win in South America.  So, the focus had been off international.  The team is still there performing, but frankly given the integration effort you know that wasn't the area of focus for the company.

Bringing Jeff on allows me to focus on that area more, so we will be - I was in Japan in October, I was in China in the beginning of October, so we'll be reemphasizing growth in Asia, as well as with the I-Connect solution.

We do think there's a great opportunity in the EMEA region, particularly Western Europe which also has pretty high digital adoption, but we think the I-Connect solution is going to be a great solution for that market.  So really you know the obvious areas, Asia, EMEA and South America (inaudible).

Doug Dieter:	Can - In terms of your guidance for next year, can you give us any sense for what growth you expect international from this year to next year?

Male:
We're not going to break that down right now.  Traditionally, it had been a pretty significant number for Merge.  Obviously, with the transaction we did in April the international revenue became a smaller piece of the overall revenue, so the growth rates will be pretty significant but coming off a lower number for the company to be candid.

Doug Dieter:	Thank you and Jeff, last question here.

Could you please talk a little bit about the strategy for selling I-Connect?  Is it just to integrate that product amongst your whole platform of your current sales force and just cross sell it or sell it as a package or could you just give us any guidance there?

Michael Ferro:	I would be happy to share with you as an analyst AT. This is (Michael) speaking, but we have a multi-tier strategy for I-Connect.

There's – the first strategy is very simple is that we do have a large install base that we're going to sell into which that alone would do – increase our gross numbers dramatically over the next 24 months of the company.

But we also are doing a channel strategy which we have started to begin where we do have partners out there who have their EMR solution and EHR solutions that we are going to be both private labeling and co-branding with so they can sell the I-Connect solution.

And lastly but not least is that we do have 250 OEM partners today who take some of our products and you never know it and they're selling them under their own label and we plan on bringing I-Connect to those partners, so it's three different channels to go through to bring I-Connect to the market over the next two years.

Doug Dieter:
And sorry, last question, could you please just comment on - because many people may not be familiar with interoperability, what competitors you currently have in the interoperability space, products similar to I-Connect in the market?

Male:
There are remarkably not very many products out there that are directly competitive with I-Connect because it's a fairly broad portfolio.  It ranges everything from an imaging exchange to front office automation to you know image enabling an EMR with zero (plant) viewing and if you look at those things in the aggregate there are really almost zero competitors that offer a solution comparable to that.

Clearly, if you dig into individual features and functions, we could get down into talk about a competitive discussion there, but we think that one of the biggest assets around I-Connect is the fact that we get to bring together things that nobody else can bring together and do so in a really compelling way for the marketplace.

Male:
And I-Connect would've been a great product as recently as 24 months ago.  Without electronic health record adoption, no one really cared about putting their attachment to their email.  As Jeff said when we were in discussion of them coming to Merge, Jeff Surges has always used the example that well, once you're the HR people start having electronic health records or e-mail back and forth to each other, but you need the attachments.

In our case imaging and labs represent over 90 percent of the data in health care.  So once doctors' offices and hospitals and imaging centers also becoming EHR enabled, the EMR enabled, they need to move this data back and forth, which comes to a time that you need to have what I can (inaudible) is vendor neutral archive, Web access and (EMBI) type of functionality, which you need all those pieces to move this large amount of data back and forth through all these (inaudible) parties.

So I mean that's where I-Connect right now – the time is now for an I-Connect solution.  The time was not 24 months ago.  So it's the right time to do it and we do need – it is based on the curve of EHR and EMR adoption, that's how we follow that (way).

Doug Dieter:	Are you seeing lower or faster sales cycles for I-Connect than obviously compared to (arrisser packs)?

Male:
We see more interest, a lot more interest from people who want to sit down at the table and are setting meetings.  There will still be sales cycles to do this because the numbers for large institutions are quite large because the benefits are quite large for them also.

So this is a normal you know software cycle but there are parts of I-Connect that we can sell over the phone into our install base that are you know helping them use their e-chart system to automate their front office.

I'll let you handle it, Jeff.

Jeff Surges:
Yes, this is Jeff.  One of the things I have witnessed most recently and over the last few years is that the definition of a health information exchange varies depending on the community, depending on the profile and depending on the pain point.

And anywhere from sending standard information, which is just connecting the initial face sheet, ADT data to wanting to get to more meaningful information about a scan or about particular images begins to get to the next level, the more quantitative level of it where there's bigger value.

So one of the things about I-Connect that is most appealing to me and the interest level we're seeing is that it participates both on a standalone basis for a business need.  And can plug into a larger scale operability play when people specifically want to get after the imaging, the data and the scans as we've talked about before.  So it's got great flexibility to partner with as well as standalone on its own for a community initiative.

Doug Dieter:	Thanks a lot.

Operator:	Your next question comes from the line of Eric Coldwell with Robert W. Baird.

Eric Coldwell:	Thanks, good morning. How many I-Connect customers do you have today that are taking the full package?

Male:
We have I mean literally hundreds of sites out there running components of the I-Connect package today.  As I mentioned earlier, it comes in a variety of different packages.  So when you say using the full I-Connect package, it's a little bit of a misleading way to present the information.

But we've got some of the largest (IDN)s running components of I-Connect as well as relatively small imaging centers.  So it appeals to broad segments of the marketplace and it is well proven in a variety of circumstances.

Eric Coldwell:
OK, thank you.  When I look at the 3Q '10 revenue growth on a pro forma basis up about six percent year-on-year, does that six percent growth include 2009 being reclassified for all acquisitions or just the significant ones?

Male:	For the significant ones, Eric.

Eric Coldwell:	OK, so constant dollar organic growth would have been I assume lower than the six percent, fair statement?

Male:	I think that's probably a fair statement. To quantify that though, there wasn't much from you know in 2009 from other entities that we you know the smaller acquisitions that we made.

Eric Coldwell:	Right, that would include (DocuSys), (inaudible), Stryker Imaging, Fletcher-Flora, et cetera. I guess you wouldn't have had Fletcher-Flora in the 3Q '09 numbers.

Male:	Correct.

Eric Coldwell:	OK, can you give us the revenue of those acquisitions, either individually or perhaps in aggregate?

Male:
No, that's something that we're not going to discuss.  We've stated in prior calls as well we will discuss significant acquisitions and provide the information required but we're not discussion the insignificant ones.

Eric Coldwell:
I guess I'm just qualitatively trying to get to you know where we're exiting 4Q, what the annualized growth rate would be going into 2011.  And how much of that is projected to be organic versus either a contribution from FX or M&A.

Male:	Yes I think we'll continue down the similar strategy that we have for the past several quarters with respect to growing the business overall.

Eric Coldwell:
You know it's kind of interesting that you gave 2011 top-line and EBITDA targets but didn't specifically address 4Q or 2010 in the Press Release.  Is there any directionality you can give us here for the fourth quarter?  Should we stick with the guidance that was provided at the time of the closing of Amicus.  How should we think about that?

Male:	Yes we remain very confident with those numbers, Eric.

Eric Coldwell:
OK and I know there was some discussion on the international revenue.  I didn't see it today, I might have missed it.  But could we get a quantification of what percent of 3Q '10's revenue was international?

Male:
We don't break that out.  It is – as (Justin) had mentioned in the prior portion or prior question, pardon me.  It has become a smaller overall component of revenue.  Yet that said it does have significant growth opportunities for us.  In 2009 the percentage was 23, guessing right now for where 2010 might come out, it's probably somewhere around 10 to 12 percent.

Eric Coldwell:
Ten to 12 percent, thank you.  And then last question for Jeff I think.  I'm just you know we can do some back of the envelope math on where we were targeting adjusted EBITDA versus the lower guidance today and maybe if this is all sales and marketing in terms of the incremental cost.

We can come up with a pretty good estimate of what you're looking to spend there incrementally this year.  But I'm just curious if we could get any greater detail on you know if you have a sense on the cost of the average rep you're trying to bring in in terms of recruiting, training, compensation structure.  Is it going to be base up front and then shifting to commission over time.

And then just I guess technically I would suppose that Jeff is probably prohibited in a non compete from stealing folks from Allscripts but I'd love to get a sense on where you're planning to target these reps because it's a pretty competitive environment obviously.

Jeff Surges:
Yes, thanks for the question.  What I would tell you as Steve laid out, sales and marketing and the growth ramp also leads to you know positive growth in the terms of implementation and services.  Because if you sell more, you have to install more and that's a positive line of growth.

So when you think about sales and marketing, you have to open up that circle to think about the other attributes of an increased backlog implementation and the like.  So the business starts to scale.

From a packaging standpoint again on the question you had, we talked individual components that have been assembled.  What I've liked about Merge Healthcare is now the ability to solution sell, consultative sell in a bundling environment and that's really led by the I-Connect conversation.

So in historic months or years as (Michael) talked about, there is individual pieces that have come together.  As you go into health care (IDN)s, hospitals, large and small academic complex centers, all of the buyers want a consultative partnership solution.

They want to see bundles.  They want to see products that move data back and forth.  That professional that you need to get comes from many places, both from competitors, both from the marketplace and for successful people that have been in this industry for a long time that have reputations.  They want to have a product of company in a portfolio that sticks to their integrity.  And those are the people we'll be looking for.

We'll be scaling towards the high end of those solution sellers.  And then we'll also be scaling to accommodate the client base that we're going to be working with every day from an account management standpoint, an inside sales and telesales standpoint and as we compliment our OEM partners and our reseller networks.

So quite available today in this market when you're growing and you have a good message and great products and strong clients, your ability to recruit comes from many different places.  And Merge Healthcare will be a recipient of such talent.

Operator:	Your final question is a follow up question from Corey Tobin with William Blair.

Corey Tobin:
Hi, one last quick one if I could.  Given all this focus on I-Connect, which clearly sounds like it's going to be the story here for the next few years.  What would you say a revenue target specifically on the I-Connect components would be for 2011?  And what I'm trying to get to here is how can we gauge the ramp in I-Connect versus sort of the – what's going on with the non I-Connect business as we look over the next couple years.

(Steve):
Corey, this is (Steve).  I think the nice part of I-Connect is that it will also lead to additional sales of other products that we have and vice versa.  As (Michael) had mentioned going into our customer install base and pitching them the components of I-Connect that they may be missing or that may provide them the greatest benefit will also lead to additional sales for us in other areas.

So we have not broke out a specific number in the 2011 guidance that says this is I-Connect, this is rest of business.  That said, we do believe there will be a lot of cross opportunities that sales of existing products that we have sold previously as well as the I-Connect package will offer to all of our clients.

Jeff Surges:
Corey, this is Jeff.  I would only add that a great example is Merge Healthcare's vendor neutral archiving (PAC) system is an industry leader.  And the pull through that I have seen over the last six to eight months participating with the company is that that technology as it resides as a solution also pulls through additional modules that get more valuable because of the vendor neutral archive approach.

The I-Connect approach follows a similar model because so to speak the cloud or the interoperability, availability to move data, the constituents have an ability to bundle up into that.  And that's what I talked about from a consultative, solution selling approach versus more of a traditional product, feature function approach.  So we expect to see both standalone as well as a growing number of bundled solutions as we scale up the business.

Corey Tobin:
Just trying it one more way, does that imply that I-Connect components, specifically I-Connect components, not the related add on, pull through sales should be a material percentage of revenue next year.

Male:
I would think you'll see it grow continually, Corey throughout the three year period that we have previously discussed.  We have not put a specific percentage on expectations because again there's a lot of cross between the various pieces.

Corey Tobin:	OK great, thank you.

Jeff Surges:
Well this is Jeff Surges.  And I want to thank everybody for attending the call today.  As we wrap up the call, I would you leave you with kind of the statement we started with.  It's a great time to be at Merge Healthcare with a great customer base, a great portfolio and great employees throughout the company.

In this time of electronic health records, interoperability and automation, we not only look at that as a leading indicator but participating with great quality information, 90 percent of the data people want is going to be in Merge Healthcare software solution and service.  And we look forward to participating in that.

I personally look forward to working with our employees, getting to know people, getting to know people in this call and sharing a great opportunity and a great story with you, which is what I firmly believe exists here at Merge Healthcare and look forward to the days and years ahead and growing a great business and becoming a billion dollar company.  Thank you.

Operator:	This does conclude today's conference call. You may now all disconnect.

  END